As filed with the Securities and Exchange Commission on October 23, 2015

Form S-8 Registration No. 333-117547

Form S-8 Registration No. 333-93237

Form S-8 Registration No. 333-92557

Form S-8 Registration No. 333-50011

Form S-8 Registration No. 33-91954

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-93237

POST-EFFECTIVE AMENDMENT NO. 2 TO

Form S-8 Registration No. 333-117547

POST-EFFECTIVE AMENDMENT NO. 4 TO

Form S-8 Registration No. 333-92557

POST-EFFECTIVE AMENDMENT NO. 5 TO

Form S-8 Registration No. 333-50011

POST-EFFECTIVE AMENDMENT NO. 6 TO

Form S-8 Registration No. 33-91954

UNDER THE SECURITIES ACT OF 1933

BLYTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-2984916
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Blyth, Inc.

59 Armstrong Road

Plymouth, MA 02360

(Address of Principal Executive Offices)

(508) 830-3100

(Registrant’s telephone number, including area code)

BLYTH, INC. SECOND AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

BLYTH INDUSTRIES, INC. NON-QUALIFIED DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED 1994 EMPLOYEE STOCK OPTION PLAN

1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

(Full Titles of the Plans)

Michael Novins

Blyth, Inc.

59 Armstrong Road

Plymouth, MA 02360

(Name and address of agent for service)

(508) 830-3100

(Telephone number, including area code, of agent for service)

Copies to:

Nazim Zilkha, Esq.

Chang-Do Gong, Esq.

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Blyth, Inc. (the “Registrant”):

•	Registration Statement No. 333-117547, filed with the SEC on July 21, 2004 (as amended by Post-Effective Amendment No. 1. Filed on March 14, 2014), pertaining to the registration of 3,373,526 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Second Amended and Restated Omnibus Incentive Plan (formerly named the Blyth, Inc. 2003 Long-Term Incentive Plan).

•	Registration Statement No. 333-93237, filed with the SEC on December 21, 1999, pertaining to the registration of $1,500,000 of interests in the Registrant’s Non-Qualified Deferred Compensation Plan.

•	Registration Statement No. 333-92557, filed with the SEC on December 10, 1999 (as amended by Post-Effective Amendment No. 1. on June 25, 2002, Post-Effective Amendment No. 2 filed on August 13, 2002 and Post-Effective Amendment No. 3 filed on July 21, 2004), pertaining to the registration of 1,000,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Amended and Restated 1994 Employee Stock Option Plan and the Registrant’s 1994 Stock Option Plan for Non-Employee Directors.

•	Registration Statement No. 333-50011, filed with the SEC on April 13, 1998 (as amended by Post-Effective Amendment No. 1. Filed on filed on December 10, 1999, Post-Effective Amendment No. 2 filed on June 25, 2002, Post-Effective Amendment No. 3 filed on August 13, 2002 and Post-Effective Amendment No. 4 filed on July 21, 2004), pertaining to the registration of 500,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Amended and Restated 1994 Employee Stock Option Plan.

•	Registration Statement No. 33-91954, filed with the SEC on May 5, 1995 (as amended by Post-Effective Amendment No. 1. Filed on April 13, 1998, Post-Effective Amendment No. 2 filed on December 10, 1999, Post-Effective Amendment No. 3 filed on June 25, 2002, Post-Effective Amendment No. 4 filed on August 13, 2002 and Post-Effective Amendment No. 5 filed on July 21, 2004), pertaining to the registration of 1,500,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Amended and Restated 1994 Employee Stock Option Plan and the Registrant’s 1994 Stock Option Plan for Non-Employee Directors.

As previously reported on the Registrant’s Current Report on Form 8-K dated October 19, 2015, on August 30, 2015, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CB Shine Holdings, LLC, a Delaware limited liability company (“Parent”), and CH Shine Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on October 14, 2015, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, each share of the Registrant’s common stock issued and outstanding immediately prior to the effective time of the Merger, other than (i) shares owned by Parent, Merger Sub, the Registrant (or any of their respective subsidiaries), were converted into the right to receive $6.00 in cash and (ii) shares held by any stockholder of the Registrant who properly demanded appraisal rights pursuant to Section 262 of the Delaware General Corporation Law in connection with the Merger.

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the above-referenced Registration Statements. Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offerings, the Registrant is filing this post-effective amendment to the Registration Statements to deregister, and does hereby remove from registration, all the shares of the Registrant’s common stock and all of the Registrant’s deferred compensation plan interests registered under such Registration Statements that remain unsold as of the effective date of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, Commonwealth of Massachusetts, on October 23, 2015.

BLYTH, INC.

By:	/s/ Michael S. Novins
Name: Michael S. Novins
Title: Vice President, General Counsel and Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.